Exhibit 99
FOR IMMEDIATE RELEASE

For: Great American Financial Resources, Inc. 250 E. Fifth Street Cincinnati, OH 45202	Contact: Mark F. Muething Executive Vice President 513-333-5515

Web site: www.gafri.com
GREAT AMERICAN FINANCIAL RESOURCES, INC.
ANNOUNCES EXECUTION OF DEFINITIVE MERGER
AGREEMENT TO ACQUIRE CERES GROUP

CINCINNATI, OH, May 1, 2006 — Great American Financial Resources, Inc. (“GAFRI”) (NYSE: GFR) today announced that it has signed a definitive merger agreement to acquire all of the outstanding shares of Ceres Group, Inc. (“Ceres”) (NASDAQ: CERG) through a cash merger. Under terms of the merger agreement, GAFRI will pay $6.13 in cash for each outstanding share of Ceres common stock, for a total purchase price of approximately $205 million on a fully diluted basis.
The transaction is expected to be completed in the third quarter of 2006. The transaction is subject to the approval of Ceres’ stockholders and the Ohio and Nebraska Department of Insurance and other customary conditions.
Ceres, with assets of approximately $775 million, has approximately 600 employees located at its Cleveland, OH headquarters and at offices in Omaha, NE and Mission, KS.
S. Craig Lindner, President and CEO of GAFRI, commented on the transaction by saying, “The acquisition of Ceres is consistent with our strategy of using our excess capital to grow our core lines of business. We believe Ceres is a very good strategic fit with our existing supplemental health businesses. We believe that post-acquisition GAFRI will be one of the top ten producers of Medicare supplement products. In addition, the acquisition will provide opportunities for us to make annuities and other products available to the Ceres distribution network. We intend to focus on completing the Ceres acquisition while continuing to look for opportunities to grow and strengthen our core businesses through acquisitions.”
Charles R. Scheper, Chief Operating Officer of GAFRI said, “Over the last several years we have worked diligently to make acquisitions such as the Ceres transaction. We have also worked just as hard to grow organically. I am excited about the positive impact that Ceres will have on our organization.”
“Today we begin the next evolutionary phase of the Ceres Group of companies,” said Tom Kilian, President and Chief Executive Officer of Ceres. “As a public company, one of our core objectives has always been to maximize shareholder value. Our merger with GAFRI accomplishes this objective, and we are confident that it will also provide synergies and market strength that will benefit customers and agents. Ceres and GAFRI are an excellent strategic fit. This merger will produce a much larger senior market presence and strengthened combined competitive position. We are committed to working with GAFRI on a smooth transition.”
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About GAFRI
GAFRI is a Cincinnati-based insurance holding company with $12 billion in assets. The Company’s subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company (headquartered in Austin, Texas) and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. For more information, visit www.gafri.com.
About Ceres Group
Ceres Group, Inc., through its insurance subsidiaries, provides a wide array of health and life insurance products through two primary business segments. Ceres’ Medical Segment includes major medical health insurance for individuals, families, associations and small businesses. The Senior Segment includes senior health, life and annuity products for Americans age 55 and over. To help control medical costs, Ceres also provides medical cost management services to its insured. Ceres’ nationwide distribution channels include independent and career agents, as well as electronic distribution systems. Ceres is included in the Russell 3000® Index. For more information, visit www.ceresgp.com.
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company’s anticipated performance and provides protection from liability if future results are not the same as management’s expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future events and results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, market interest rates, regulatory actions and changes in the financial condition or results of operations of Ceres. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.
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